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                Kerr-McGee Completes Acquisition of HS Resources
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     OKLAHOMA CITY (August 1, 2001) - Kerr-McGee Corp. (NYSE: KMG) today announced the completion of its acquisition of HS Resources, Inc. (NYSE: HSE). The transaction was completed following the approval of the acquisition by the stockholders of HS Resources at a special meeting held today. Under the terms of the merger agreement, HS Resources stockholders will receive election forms that will allow them to choose to receive either $66 in cash or .9404 shares of Kerr-McGee common stock for each share of HS Resources common stock they hold, subject to proration. The aggregate merger consideration consists of approximately 70% cash and 30% Kerr-McGee common stock, with maximum cash consideration of $833 million. Election forms must be returned by 5 p.m. Eastern Daylight Time, Aug. 29, 2001.

     Through this transaction, Kerr-McGee will acquire proved reserves of 1.3 trillion cubic feet of natural gas equivalent, at a cost of approximately $1.10 per thousand cubic feet of proved gas equivalent, and gas gathering systems, undeveloped acreage and other assets valued at approximately $300 million. The acquired reserves, which are predominately natural gas located in the Denver-Julesburg Basin of northeastern Colorado, will increase Kerr-McGee's proved U.S. natural gas reserves by 77% and increase the company's reserve life for U.S. natural gas by about two years. Kerr-McGee's total proved reserves will increase by 20%.

     "We are very pleased with the shareholder vote and expedited closing of this acquisition," said Luke R. Corbett, Kerr-McGee chairman and chief executive officer. "This transaction fits our strategy to build a balanced portfolio of quality oil and gas assets that offer meaningful upside potential. It adds long-lived natural gas reserves,
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concentrated near one of the fastest growing energy markets in the U.S., and creates another core operating area for our company that provides lower-risk exploitation opportunities. The properties acquired offer the potential to add more than 500 billion cubic feet of gas from probable reserves through identified projects that have a proven track record of success."

     "In addition to quality assets, the acquisition brings us a very successful exploration and production team that adds value for our company, and we plan to retain substantially all of the HS Resources' operating personnel," Corbett said.

     As a result of closing the transaction, Kerr-McGee's total daily production volumes are expected to increase about 15%, with daily production of U.S. natural gas increasing more than 45%. The company expects the transaction to be immediately accretive to both earnings and cash flow per share. HS Resources common stock will cease trading on the New York Stock Exchange at close of market today.

     Kerr-McGee is an Oklahoma City-based energy and inorganic chemical company with worldwide assets in excess of $10 billion. # # #

(Statements in this news release regarding the company's or management's intentions, beliefs or expectations, or that otherwise speak to future events, including future drilling activities, estimates of recoverable reserves and production, impact on operating costs, and impact on earnings and cash flow are "forward-looking statements" within the meaning of the Securities Litigation Reform Act. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the actual production volumes and costs, the final allocation of purchase price, the timing and success of the oil and gas exploration, exploitation and production program, the price of oil and gas, drilling risks, uncertainties in interpreting engineering data, general economic conditions, and other factors and risks discussed in the company's SEC filings. Actual results and developments may differ materially from those expressed or implied in this news release.)

Contact:        Debbie Schramm
                (405) 270-2877

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